Exhibit 99.1

Jernigan Capital Reports 2017 Earnings per Share of $1.10 and Adjusted Earnings per Share of $1.31

- Provides 2018 Earnings per Share and Adjusted Earnings per Share Guidance -

MEMPHIS, Tennessee, February 28, 2018 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), a leading capital partner for self-storage entrepreneurs nationwide, today announced results for the quarter and year ended December 31, 2017 and initiated earnings per share and adjusted earnings per share guidance for the first quarter and full year 2018. Highlights include:

▪	Annual earnings per share and adjusted earnings per share of $1.10 and $1.31, respectively;

▪	Quarterly earnings per share and adjusted earnings per share of $0.19 and $0.23, respectively;

▪	Increased book value per common share from $17.74 at December 31, 2016 to $18.58 at December 31, 2017; and

▪	$408.8 million of new on-balance sheet development investments during 2017.

“2017 was an outstanding year for the Company,” stated Dean Jernigan, Chairman and Chief Executive Officer of Jernigan Capital, Inc. “We closed 32 new investments in state-of-the-art Generation V self-storage development projects in some of the best submarkets in the country. We matched those commitments with dedicated sources of capital funding, including a new revolving credit facility. We have now launched an attractive bridge investment program designed to sustain our earnings momentum and provide us the opportunity to ultimately own additional top quality properties through the exercise of our rights of first refusal on bridge investments. Our initial bridge investment transaction of approximately $82 million is set to close at the end of this week. Finally, over the past three quarters, we have acquired from developers their 50.1% interests in five newly developed facilities, fulfilling our oft-stated goal to ultimately own self-storage developments we financed.”

John Good, President and Chief Operating Officer of Jernigan Capital, Inc. added, “We achieved year-over-year growth in total revenues of 87% while holding G&A increases (excluding stock-based compensation) to 1.4%, further demonstrating the scalability of our platform. We have entered 2018 with an investment pipeline exceeding $500 million and have adapted to a changing self-storage cycle by creating new, innovative and entrepreneurial investment opportunities that position us to take advantage of each stage of the real estate cycle. From a capital perspective, we continue to be extremely focused on maximizing shareholder value by properly matching investments with the optimal capital sources for those investments, and this will remain a top priority for us in 2018.”

Financial Highlights

Net income attributable to common stockholders for the three months ended December 31, 2017 was $2.7 million, or $0.19 per share, and adjusted earnings was $3.3 million, or $0.23 per share. Net income attributable to common stockholders for the year ended December 31, 2017 was $13.1 million, or $1.10 per share, and adjusted earnings was $15.6 million, or $1.31 per share.

Total revenues for the quarter and year ended December 31, 2017 were $3.9 million and $12.2 million, respectively, representing increases of $1.8 million, or 82.1%, and $5.7 million, or 86.6%, over revenues for the comparable periods in 2016. The increase in revenues is primarily attributed to the increase in the outstanding principal balances on the Company’s investment portfolio and other assets.

General and administrative expenses and stock-based compensation expense (“SBE”), for the quarter and year ended December 31, 2017 and 2016 were as follows (dollars in thousands):

	Three months ended December 31,
	2017	2016	% inc
General and administrative expenses, excluding SBE	$1,245	$1,220	2.0%
Plus: SBE	272	252	7.9%
General and administrative expenses	$1,517	$1,472	3.1%

	Year ended December 31,
	2017	2016	% inc
General and administrative expenses, excluding SBE	$4,557	$4,494	1.4%
Plus: SBE	1,295	1,080	19.9%
General and administrative expenses	$5,852	$5,574	5.0%

The increase in SBE for the quarter and year ended December 31, 2017 was primarily due to additional restricted stock grants to certain officers and employees of the Company’s external manager during the second quarter of 2017.

Net income attributable to common stockholders and adjusted earnings for the quarter and year ended December 31, 2017 also include increases in the fair value of investments of $1.7 million and $10.8 million, respectively, compared to increases of $4.2 million and $18.4 million for the comparable periods in 2016. These results reflect the impact of the limited number of on-balance sheet investment closings in 2016 resulting in modest fair value adjustments in 2017 on the 2016 investments.  As detailed in the 2018 guidance discussion below, fair value increases are expected to substantially increase in 2018, reflecting the record year of on-balance sheet development investments we experienced in 2017.

Subsequent Events

In an effort to enhance its product offering and develop an investment vehicle that is well positioned for the current stage of the self-storage development cycle, the Company launched an innovative bridge loan program. This program allows the Company to function as a knowledgeable, later-stage capital partner for developers who desire to retire construction debt and take out capital partners but retain their own interests as projects lease up. The Company expects this program to create a future “off-market” pipeline of acquisition opportunities through additional rights of first refusal.

On January 15, 2018, the Company executed non-binding term sheets to provide an aggregate principal amount of approximately  $82 million of first mortgage bridge financing with respect to five separate self-storage facilities in the Miami, Florida metropolitan statistical area. Under the term sheets, three bridge loans amounting to an aggregate principal amount of  approximately $47 million will be secured by first priority mortgages on self-storage properties with an aggregate of over 203,000 net rentable square feet that were completed and began lease up in 2016, which loans will bear interest at an annual rate of 6.9%, payable monthly in cash. The term sheets also provide the Company with 49.9% of positive operating cash flows and 49.9% of capital proceeds.

Two bridge loans aggregating a principal amount of approximately $35 million will be secured by first priority mortgages on self-storage properties with an expected aggregate of over 160,000 net rentable square feet that are expected to be completed and begin lease up in the first quarter of 2018, which loans will bear interest at an annual rate of 9.5%, with 6.5% payable monthly in cash and 3.0% accruing and payable upon maturity of the loan. The Company will also receive 49.9% of positive operating cash flows and 49.9% of capital proceeds, after the other members of the borrower receive $1.0 million of preferential payments per loan.

All five loans will mature five years from the date of closing, with the borrower having two extension options for one year each. Approximately $75 million of the aggregate principal amount of the five loans is expected to be advanced upon closing on or around March 2, 2018, with the balance to be advanced as requested by the borrower to pay interest and operating and other expenses during the lease up period. Each of the term sheets is non-binding, and the loans are conditioned upon the execution of definitive loan documents and other customary closing conditions.

The Company can provide no assurance that it will enter into definitive agreements for these loans or that the loans will close on the expected timeline or at all. Further, no assurance can be provided that the two projects under construction will reach C/O status on the expected timeline or at all.

Capital Markets Activities

During the quarter ended December 31, 2017, under the Company’s at-the-market equity program (“ATM program”), the Company issued and sold 186,504 shares of common stock at a weighted average price of $20.36, receiving net proceeds after commissions of approximately $3.7 million.  As of December 31, 2017, the Company had approximately $21.4 million available for issuance under the ATM program.

During the quarter ended December 31, 2017, the Company issued $30.0 million of its Series A Preferred Stock. Additionally, on February 16, 2018, the Company issued $20.0 million of additional Series A Preferred Stock for a total of $60.0 million of Series A Preferred Stock outstanding.  The Company has $65.0 million of Series A Preferred Stock available for issuance under its stock purchase agreement with affiliates of Highland Capital Management, LLC (the “Stock Purchase Agreement”).

On January 26, 2018, the Company issued and sold 1,500,000 shares of its newly designated 7.00% Series B Preferred Stock (“Series B Preferred Stock”) at a public offering price of $25.00 per share for net proceeds, after underwriting discounts, but before offering expenses, of approximately $36.3 million. The Company intends to use the net proceeds from the offering to partially fund our approximately $82 million bridge loan investment.

As of December 31, 2017, the Company had no borrowings under its secured revolving credit facility.  As of February 27, 2018, the Company had $30.0 million outstanding out of its $40.8 million in total availability under its secured revolving credit facility.

Dividends

On November 1, 2017, the Company declared cash and stock dividends on its Series A Preferred Stock. The cash dividend of $0.4 million was paid on January 12, 2018 to holders of record on January 1, 2018. A stock dividend of 2,222 shares of common stock was issued on January 12, 2018 to holders of record on January 1, 2018 for an aggregate value of $44,000 pursuant to the terms of the Stock Purchase Agreement.

Additionally, on November 1, 2017, the Company declared a dividend of $0.35 per common share. The dividend was paid on January 12, 2018 to common stockholders of record on January 2, 2018.

First Quarter and Full-Year 2018 Guidance

The following tables reflect earnings per share and adjusted earnings per share guidance ranges for the three months ending March 31, 2018 and for the full-year 2018. Such guidance is based on management's current expectations of Company investment activity (including fair value appreciation and the expected timing of construction progress and receipts of certificates of occupancy), the operational and new supply dynamics of the self-storage markets in which the Company has invested, and overall economic conditions. Adjusted earnings is a performance measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income attributable to common stockholders (computed in accordance with GAAP) plus stock dividends payable to preferred stockholders, stock-based compensation expense, and depreciation and amortization on real estate assets. For more information about our calculation of adjusted earnings, see “Non-GAAP Financial Measures” below.

	Dollars in thousands,
	except share and per share data
	Three months ending		Year ending
	March 31, 2018		December 31, 2018
	Low	High	Low	High
Interest income from investments	$4,400	$4,500	$25,200	$26,700
Rental revenue from real estate owned	575	600	3,100	3,300
Other income	20	25	80	100
Total revenues	$4,995	$5,125	$28,380	$30,100
G&A expenses (1)	(3,225)	(3,105)	(15,000)	(13,500)
Property operating expenses (excl. depreciation and amortization)	(320)	(300)	(1,600)	(1,500)
Depreciation and amortization on real estate assets	(740)	(720)	(3,600)	(3,300)
Interest expense	(475)	(450)	(4,800)	(4,000)
JV income	400	430	1,400	1,900
Other interest income	80	85	150	200
Change in fair value of investments (2)	1,500	2,000	41,000	47,000
Net income	2,215	3,065	45,930	56,900
Net income attributable to preferred stockholders (3)	(3,535)	(3,530)	(19,000)	(18,000)
Net income (loss) attributable to common stockholders	(1,320)	(465)	26,930	38,900
Add: stock dividends	2,125	2,125	8,500	8,500
Add: stock-based compensation	400	350	2,000	1,800
Add: depreciation and amortization on real estate assets	740	720	3,600	3,300
Adjusted earnings	$1,945	$2,730	$41,030	$52,500
Earnings (loss) per share – diluted	$(0.09)	$(0.03)	$1.76	$2.54
Adjusted earnings per share - diluted	$0.13	$0.19	$2.68	$3.43
Average shares outstanding - diluted	14,550,000	14,550,000	15,300,000	15,300,000

(1)	Includes $1.3 million (low and high) and $7.0 million (low) / $6.2 million (high) of management fees for the three months ending March 31, 2018 and for the year ending December 31, 2018, respectively.
(2)

Excludes $0.3 million (low and high) and $0.8 million (low) / $1.2 million (high) of unrealized appreciation in fair value of investments from the real estate venture which is included in JV income for the three months ending March 31, 2018 and for the year ending December 31, 2018, respectively.

(3)

Represents both cash dividends and stock dividends (which stock dividends will be paid out in either shares of the Company’s common stock or additional shares of Series A Preferred Stock, at the option of the Series A stockholders) estimated with respect to outstanding shares of Series A Preferred Stock, as well as cash dividends estimated with respect to outstanding shares of Series B Preferred Stock.

The guidance above is based on the following key assumptions regarding the Company’s business activities in 2018:

▪	Impact of development and investment activity:

-

Projected closings on $200 million to $230 million of new self-storage investments with a profits interest for the full-year 2018, including the aforementioned approximately $82 million bridge loan investment scheduled to fully close on March 2, 2018;

-	Fundings of approximately $300 million to $340 million on the Company’s closed and projected investment commitments during the full-year 2018; and

-

Acquisition of 100% of developer interests in the Company’s Jacksonville 1, Atlanta 1, Atlanta 2, and Pittsburgh development investments in January and February 2018, resulting in a total of five wholly-owned self-storage facilities in 2018.

▪	Impact of financing activity:

-

Guidance ranges assume 2018 investment fundings and commitments are financed with long-term capital, with specific impact on 2018 earnings dependent upon the amount, timing, cost, and form of capital raised.

-	Specific assumptions included in guidance are as follows:

•

Proceeds of $85.0 million from the issuance of Series A Preferred Stock during the first seven months of 2018, which includes the issuance of $20.0 million of Series A Preferred Stock on February 16, 2018;

•

Impact of the amendment to the Series A Preferred Stock that was executed during the first quarter of 2018 which had the effect of leveling out the quarterly stock dividend through the second quarter of 2021;

•
•	Impact of the issuance of $37.5 million of 7% Series B Cumulative Redeemable Perpetual Preferred Stock in January 2018; and

•

Utilization of the Company’s credit facility over the course of the year as availability increases (expected borrowing base to secure full $200.0 million by the end of 2018, subject to syndication) with expected borrowings at year-end of $160.0 million to $180.0 million.

Additionally, the Company updated its 2018 fair value guidance to reflect the recent increase in interest rates thus far in 2018, the impact of the Company’s acquisitions of four of its development partners’ interests, and the updated estimates of construction progress and timing of the receipt of certificates of occupancy from its development partners. Together, this resulted in a reduction and/or shifting of fair value recognition out of 2018, which in turn is expected to positively impact 2019. These were partially offset by expected fair value accretion on the Company’s aforementioned bridge investment. Of the estimated $41.0 million to $47.0 million of fair value appreciation in 2018, the Company expects $1.5 million to $2.0 million to be recognized during the first quarter, $9.3 million to $10.5 million to be recognized in the second quarter, $13.0 million to $15.0 million to be recognized in the third quarter, and $17.2 million to $19.5 million to be recognized in the fourth quarter. Timing of fair value appreciation is heavily dependent upon construction progress and the timing of receipt of certificates of occupancy, both of which are subject to factors outside the control of the Company’s development partners. As such, the exact timing of fair value recognition is subject to change.

Refer to the Company’s Fourth Quarter 2017 Supplemental Information Package for more information.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Thursday, March 1, 2018 at 11:00 a.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at investors.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The replay of the webcast will be available on the Company’s website until Thursday, March 15, 2018.

Supplemental financial and operating information as of and for the three months ended and year ended December 31, 2017 is available on the Company’s website under Investor Relations – Financial Information – Quarterly Supplemental Information.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-877-407-0792

International: 1-201-689-8263

Conference Call Replay:

Domestic: 1-844-512-2921

International: 1-412-317-6671

Passcode: 13675315

The replay can be accessed until midnight Eastern Time on Thursday, March 15, 2018.

About Jernigan Capital, Inc.

Jernigan Capital, Inc. is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners, and operators of self-storage facilities. Our mission is to be the preeminent capital partner for self-storage entrepreneurs nationwide by offering creative solutions through an experienced team demonstrating the highest levels of integrity, dedication, excellence and community, while maximizing shareholder value. The Jernigan Capital team has extensive experience in over 100 U.S. markets—from acquiring and managing self-storage properties to new self-storage development—providing JCAP with knowledge unmatched by any lender, broker or advisor to the sector. Jernigan Capital is the only source of construction and development capital focused solely on the self-storage sector.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our full-year and first quarter 2018 guidance, our ability to successfully source, structure, negotiate and close investments in self-storage facilities, our ability to fund our outstanding future investment commitments, our ability to successfully implement our new bridge loan products and to own and manage our real estate assets, the availability, terms and our rate of deployment of equity capital and our ability to increase borrowing base of our credit facility. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and those set forth in the Company’s other reports and information filed with the Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income attributable to common stockholders plus stock dividends payable to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, loss on modification of debt, transaction and other expenses, restructuring costs, and deferred termination fee to manager. Management uses Adjusted Earnings and Adjusted Earnings per share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various equity-based payments (including stock dividends) and other items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies. Reconciliations of Adjusted Earnings and Adjusted Earnings per share to Net income attributable to common stockholders and Earnings per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings.”

Contact:

Jernigan Capital, Inc.

Investor Relations:

(901) 567-9580

Investorrelations@jerningancapital.com

JERNIGAN CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

	As of
	December 31, 2017	December 31, 2016
	(unaudited)
Assets:
Cash and cash equivalents	$46,977	$67,373
Development property investments at fair value	228,233	95,102
Operating property loans at fair value	5,938	9,905
Self-storage real estate owned, net	15,355	-
Investment in and advances to real estate venture	13,856	5,373
Other loans, at cost	1,313	11,752
Deferred costs	2,004	2,207
Prepaid expenses and other assets	776	868
Fixed assets, net	182	199
Total assets	$314,634	$192,779

Liabilities:
Senior loan participations	$718	$18,582
Secured revolving credit facility	-	-
Due to Manager	1,484	1,008
Accounts payable, accrued expenses and other liabilities	1,138	697
Dividends payable	5,474	4,130
Total liabilities	8,814	24,417

Equity:
Cumulative Series A preferred stock, at liquidation preference of $40.0 million and $10.0 million, net of allocated costs, respectively	37,764	9,448
Common stock	144	90
Additional paid-in capital	276,814	162,664
Accumulated deficit	(8,902)	(3,840)
Total equity	305,820	168,362
Total liabilities and equity	$314,634	$192,779

JERNIGAN CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Interest income from investments	$3,698	$2,158	$11,457	$6,532
Rental and other property-related income from real estate owned	202	-	530	-
Other revenues	30	-	204	-
Total revenues	3,930	2,158	12,191	6,532

Costs and expenses:
General and administrative expenses	1,517	1,472	5,852	5,574
Management fees to Manager	1,080	470	3,453	1,688
Property operating expenses of real estate owned	83	-	271	-
Depreciation and amortization of real estate owned	238	-	472	-
Transaction and other expenses	-	-	-	2,129
Restructuring costs	-	-	-	54
Deferred termination fee to Manager	-	-	-	239
Total costs and expenses	2,918	1,942	10,048	9,684

Operating income (loss)	1,012	216	2,143	(3,152)

Other income (expense):
Equity in earnings from unconsolidated real estate venture	516	424	2,263	1,278
Change in fair value of investments	1,738	4,185	10,804	18,370
Interest expense	(296)	(373)	(1,053)	(559)
Loss on modification of debt	-	-	(232)	-
Other interest income	155	37	634	80
Total other income	2,113	4,273	12,416	19,169
Net income	3,125	4,489	14,559	16,017
Net income attributable to preferred stockholders	(423)	(996)	(1,456)	(996)
Net income attributable to common stockholders	$2,702	$3,493	$13,103	$15,021

Basic earnings per share attributable to common stockholders	$0.19	$0.53	$1.10	$2.42
Diluted earnings per share attributable to common stockholders	$0.19	$0.53	$1.10	$2.42

Dividends declared per share of common stock	$0.35	$0.35	$1.40	$1.40

JERNIGAN CAPITAL, INC.

CALCULATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Three months ended
	December 31, 2017	December 31, 2016
Net income attributable to common stockholders	$2,702	$3,493
Plus: stock dividends payable to preferred stockholders	44	823
Plus: stock-based compensation	272	252
Plus: depreciation and amortization on real estate assets	238	-
Adjusted Earnings	$3,256	$4,568

Adjusted Earnings per share attributable to common stockholders - diluted	$0.23	$0.69

Weighted average shares of common stock outstanding - diluted	14,295,639	6,619,848

	Year ended
	December 31, 2017	December 31, 2016
Net income attributable to common stockholders	$13,103	$15,021
Plus: stock dividends payable to preferred stockholders	547	823
Plus: stock-based compensation	1,295	1,080
Plus: depreciation and amortization on real estate assets	472	-
Plus: loss on modification of debt	232	-
Plus: transaction and other expenses	-	2,129
Plus: restructuring costs	-	54
Plus: deferred termination fee to Manager	-	239
Adjusted Earnings	$15,649	$19,346

Adjusted Earnings per share attributable to common stockholders - diluted	$1.31	$3.11

Weighted average shares of common stock outstanding - diluted	11,908,512	6,212,648

JERNIGAN CAPITAL, INC.

CALCULATION OF EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Shares outstanding:
Weighted average common shares - basic	14,108,415	6,458,845	11,735,455	6,060,100
Effect of dilutive securities	187,224	161,003	173,057	152,548
Weighted average common shares, all classes	14,295,639	6,619,848	11,908,512	6,212,648

Calculation of Earnings per Share - basic
Net income	$3,125	$4,489	$14,559	$16,017
Less:
Net income allocated to preferred stockholders	423	996	1,456	996
Net income allocated to unvested restricted shares (1)	35	64	188	345
Net income attributable to common shareholders - two-class method	$2,667	$3,429	$12,915	$14,676

Weighted average common shares - basic	14,108,415	6,458,845	11,735,455	6,060,100
Earnings per share - basic	$0.19	$0.53	$1.10	$2.42

Calculation of Earnings per Share - diluted
Net income	$3,125	$4,489	$14,559	$16,017
Less:
Net income allocated to preferred stockholders	423	996	1,456	996
Net income attributable to common shareholders - two-class method	$2,702	$3,493	$13,103	$15,021

Weighted average common shares - diluted	14,295,639	6,619,848	11,908,512	6,212,648
Earnings per share - diluted	$0.19	$0.53	$1.10	$2.42

Calculation of Adjusted Earnings per Share - basic
Adjusted Earnings	$3,256	$4,568	$15,649	$19,346
Less:
Adjusted Earnings allocated to unvested restricted shares (1)	42	83	224	444
Adjusted Earnings attributable to common stockholders - two-class method	$3,214	$4,485	$15,425	$18,902

Weighted average common shares - basic	14,108,415	6,458,845	11,735,455	6,060,100
Adjusted Earnings per share - basic	$0.23	$0.69	$1.31	$3.12

Calculation of Adjusted Earnings per Share - diluted
Adjusted Earnings attributable to common stockholders - two-class method	$3,256	$4,568	$15,649	$19,346

Weighted average common shares - diluted	14,295,639	6,619,848	11,908,512	6,212,648
Adjusted Earnings per share - diluted	$0.23	$0.69	$1.31	$3.11

(1)

Unvested restricted shares participate in dividends with common shares on a 1:1 basis and thus are considered participating securities under the two-class method for the quarter and year ended December 31, 2017 and 2016.

JERNIGAN CAPITAL, INC.

2018 GUIDANCE - RECONCILIATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Quarter ending March 31, 2018
	Low	High

Net loss attributable to common stockholders	$(1,320)	$(465)
Plus: stock dividends payable to preferred stockholders	2,125	2,125
Plus: stock-based compensation	400	350
Plus: depreciation and amortization on real estate assets	740	720
Adjusted Earnings	$1,945	$2,730

Net loss attributable to common stockholders per weighted average share	$(0.09)	$(0.03)
Adjusted Earnings per weighted average share	$0.13	$0.19

Weighted average shares of common stock outstanding	14,550,000	14,550,000

	Year ending December 31, 2018
	Low	High

Net income attributable to common stockholders	$26,930	$38,900
Plus: stock dividends payable to preferred stockholders	8,500	8,500
Plus: stock-based compensation	2,000	1,800
Plus: depreciation and amortization on real estate assets	3,600	3,300
Adjusted Earnings	$41,030	$52,500

Net income attributable to common stockholders per weighted average share	$1.76	$2.54
Adjusted Earnings per weighted average share	$2.68	$3.43

Weighted average shares of common stock outstanding	15,300,000	15,300,000